UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 23, 2007

VEECO INSTRUMENTS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-16244 (Commission File Number)	11-2989601 (IRS Employer Identification No.)

100 Sunnyside Boulevard, Suite B, Woodbury, New York 11797

(Address of principal executive offices, including zip code)

(516) 677-0200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 23, 2007, the Compensation Committee of the Board of Directors of Veeco Instruments Inc. issued retention incentive awards to certain key executives of the Company, including John F. Rein, Jr., the Company’s Executive Vice President and Chief Financial Officer, and Robert P. Oates, the Company’s Executive Vice President, Process Equipment.  The awards were designed to ensure continuity of senior management by retaining key executives during the transition to a new Chief Executive Officer, which the Company recently announced.  The awards range from 40% to 50% of base salary and will be payable in cash following a period of either 12 or 18 months (the “retention period”) provided the recipient remains with the Company in good standing for the retention period.  In the case of Mr. Rein and Mr. Oates, the awards equal 50% of base salary, or $198,710 and $190,800, respectively, and the retention period is 18 months.  If the executive voluntarily resigns or is terminated for cause during the retention period, the award will be forfeited.  If the executive is terminated without cause or resigns for “good reason” (as defined in a separate agreement between the Company and the executive) during the retention period, the award will be deemed to have been earned and will be paid on the date it would have otherwise been payable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VEECO INSTRUMENTS INC.

May 30, 2007	By:	/s/ Gregory A. Robbins

Gregory A. Robbins
Senior Vice President and General Counsel